Exhibit 99.1

EchoStar Announces Partial Redemption of 6½% Senior Secured Notes Due 2019

ENGLEWOOD, Colo., May 12, 2015  — EchoStar Corporation (NASDAQ: SATS) (“EchoStar”) today announced that its subsidiary, Hughes Satellite Systems Corporation (“HSSC”), has given notice of its intention to redeem $110 million of the outstanding $1.1 billion principal amount of HSSC’s 6½% Senior Secured Notes due 2019 (CUSIP Number 444454 AB8) (the “Secured Notes”), such Secured Notes to be selected by The Depository Trust Company (the “Depositary”) for redemption in accordance with the Depositary’s applicable procedures.

The Secured Notes called for redemption will be redeemed on June 12, 2015 (the “Redemption Date”) at a redemption price equal to 103.000% of the principal amount thereof (i.e., $1,030 for each $1,000 principal amount of such redeemed Secured Note) plus any accrued and unpaid interest to, but excluding, the Redemption Date (i.e., $31.958333 for each $1,000 principal amount of such redeemed Secured Note) (subject to the right of holders of record of such Secured Note on the record date of June 1, 2015 to receive interest due on the relevant interest payment date, as described in the following sentence).  As the Redemption Date is after an interest record date but prior to the related interest payment date, pursuant to the indenture governing the Secured Notes, any accrued and unpaid interest with respect to any redeemed Secured Note (consisting of accrued and unpaid interest to, but excluding, the Redemption Date) shall be paid to the person in whose name such Secured Note was registered at the close of business on the record date of June 1, 2015.

HSSC has instructed Wells Fargo Bank, National Association, as the trustee and paying agent for the Secured Notes, to distribute a Notice of Partial Redemption to all registered holders of the Secured Notes no later than May 12, 2015.  Copies of such Notice of Partial Redemption and additional information relating to the procedure for redemption of the Secured Notes may be obtained from Wells Fargo Bank, National Association by calling 1-800-344-5128.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About EchoStar

EchoStar Corporation (NASDAQ: SATS) is a premier global provider of satellite and video delivery solutions. Headquartered in Englewood, Colo., and conducting business around the globe, EchoStar is a pioneer in secure communications technologies through its EchoStar Satellite Services, EchoStar Technologies Corporation and Hughes Network Systems business segments.

Forward-Looking Statements

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “project,” “plans,” and similar expressions and the use of future dates are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements are subject to certain risks, uncertainties, and assumptions. See “Risk Factors” in EchoStar’s and HSSC’s Annual Reports on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission and in the other documents EchoStar and HSSC file with the Securities and Exchange Commission from time to time.